EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Media Relations                                   Hil Davis, Investor Relations

                (972) 770-4967                                                            (972) 770-7228

BRINKER INTERNATIONAL REPORTS SECOND QUARTER EARNINGS

 DALLAS (Jan. 20, 2004) - Casual dining leader Brinker International, Inc. (NYSE - EAT), reported earnings per share of $0.45 for the company's second quarter ended December 24, 2003.  Net income for the second quarter of fiscal 2004 was $44.1 million or $0.45 diluted earnings per share as compared to $37.2 million or $0.38 per share reported in the same quarter of fiscal 2003.

During the second quarter of fiscal 2004, Brinker completed the sale of its Cozymel's brand resulting in an additional $1.4 million after-tax loss.  Brinker also recognized after-tax gains totaling $1.6 million as a result of the sale of four Chili's to a franchise partner and the sale of one real estate property.

Exclusive of certain gains and charges, net income and diluted earnings per share for second quarter fiscal 2004 and 2003 would have been as follows (net of taxes):

	Second Quarter FY '04 (in millions, except per share amounts)

Net Income

           Diluted EPS

As reported	$ 44.1	$ 0.45
Cozymel's loss	1.4	0.01
Chili's/real estate gains	(1.6)	(0.01)
Adjusted	$ 43.9	$ 0.45
	Second Quarter FY '03 (in millions, except per share amounts)

Net Income

           Diluted EPS

As reported	$ 37.2	$ 0.38
Impairment on 10 restaurants	3.5	0.04
PIZZAAHHH! impairment	2.8	0.02
Adjusted	$ 43.5	$ 0.44

Brinker reported second quarter revenues for the 13-week period of $886.5 million, an increase of 11.6 percent compared with the $794.5 million reported for the same period in fiscal 2003.  These revenue gains were primarily driven by a combination of 9.3 percent capacity gains as measured by average-weighted sales weeks and a 2.3 percent increase in comparable store sales for all Brinker concepts.  By brand, quarterly comparable store sales increased 1.9 percent at Chili's, 1.2 percent at Macaroni Grill, 5.0 percent at Maggiano's and 4.5 percent at On The Border.

For the four-week period ending December 24, 2003, comparable store sales increased 4.9 percent. December comparable store sales for the four reported brands were as follows:

                                               Dec FY '04             Dec FY '03
               Chili's                                   4.2%                    -1.0%
               Macaroni Grill                      4.4%                     -6.1%
               Maggiano's                           8.8%                     -3.7%
               On The Border                     7.8%                     -7.7%

Comparable store sales included an overall price increase of 2.1 percent for Brinker International.  By brand, price increases were 2.3 percent at Chili's, 2.0 percent at Macaroni Grill, 1.6 percent at Maggiano's and 1.3 percent at On The Border.  Product mix-shift declined by 0.5 percent for Brinker International.  By brand, product mix-shift declined 0.7 percent at Chili's and 1.1 percent at On The Border, was flat for Macaroni Grill and increased 2.3 percent at Maggiano's.

December comparable store sales were favorably impacted by approximately 3 percent due to the calendar shift of Christmas Day from the December period in fiscal 2003 to the January period in fiscal 2004.  This same calendar shift will have a negative impact of approximately 3 percent on January comparable store sales.

Brinker's initial estimate for third quarter fiscal 2004 earnings per share is $0.51 to $0.53.  Third quarter estimates are based on expectations of capacity growth of approximately 8 to 9 percent as measured by average-weighted sales weeks and comparable store sales growth in the 0 to 2 percent range.

The company continues to be active in its share repurchase program, acquiring approximately 1.2 million shares during the second quarter.  At the end of the quarter, approximately $27.5 million was available under the company's share repurchase program.

Investors and interested parties are invited to listen to today's conference call as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live on the Brinker Web site (www.brinker.com) at 9 a.m. CST today (January 20).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day January 23, 2004.

At the end of the second quarter of fiscal 2004, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,450 restaurants under the names Chili's Grill & Bar (944 units), Romano's Macaroni Grill (213 units), Maggiano's Little Italy (28 units), On The Border Mexican Grill & Cantina (132 units), Corner Bakery Cafe (90 units), Big Bowl Asian Kitchen (20 units), and Rockfish Seafood Grill (23 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, governmental regulations and inflation.

# # #

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended Twenty Six Week Periods Ended
	December 24,	December 25,	December 24,	December 25,
	2003	2002	2003	2002

Revenues	$ 886,490	$ 794,510	$ 1,757,388	$ 1,568,402

Operating Costs and Expenses:
Cost of sales	245,217	217,671	485,119	428,097
Restaurant expenses (1)	492,064	447,343	978,422	870,949
Depreciation and amortization	43,366	38,701	85,775	75,858
General and administrative	36,626	31,776	69,922	64,321
Total operating costs and expenses	817,273	735,491	1,619,238	1,439,225

Operating income	69,217	59,019	138,150	129,177

Interest expense	2,933	2,450	6,251	6,421
Other, net	1,127	760	870	(830)

Income before provision for income taxes	65,157	55,809	131,029	123,586
Provision for income taxes	21,046	18,584	42,323	41,357

Net income	$ 44,111	$ 37,225	$ 88,706	$ 82,229

Basic net income per share	$ 0.46	$ 0.38	$ 0.92	$ 0.85

Diluted net income per share	$ 0.45	$ 0.38	$ 0.90	$ 0.83

Basic weighted average
shares outstanding	96,156	96,784	96,780	96,981

Diluted weighted average
shares outstanding	97,731	98,848	98,535	99,041

(1) Restaurant expenses in the current period include a loss on the sale of Cozymel's totaling $2.0 million and a gain on the sale of four Chili's to a franchise partner and the sale of one real estate property totaling $2.4 million.  Restaurant expenses in the prior period include approximately $9.5 million in charges associated with store closings and impairment charges.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	December 24,	June 25,
ASSETS	2003	2003
Total current assets	$ 208,575	$ 166,467
Net property and equipment	1,537,533	1,499,572
Total other assets	278,303	277,251
Total assets	$ 2,024,411	$ 1,943,290

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 365,671	$ 310,211
Long-term debt, less current installments	354,415	353,785
Other liabilities	152,168	139,044
Total shareholders' equity	1,152,157	1,140,250
Total liabilities and shareholders' equity	$ 2,024,411	$ 1,943,290

   FOR ADDITIONAL INFORMATION, CONTACT:

HIL DAVIS
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Second Quarter Fiscal 2004	Total Units	Projected Openings
	Sep. 24, 2003	Net Activity	Dec. 24, 2003	Fiscal 2004

Company-Owned Units:
Chili's	711	15	726	70-75
Macaroni Grill	198	6	204	18-20
Maggiano's	28	-	28	3-4
On The Border	114	-	114	4-5
Cozymel's	16	(16)	-	-
Corner Bakery	86	1	87	5-8
Big Bowl	19	1	20	2-3
	1,172	7	1,179	102-115

JV/Franchise Units:
Chili's	210	8	218	18-21
Macaroni Grill	9	-	9	2-3
On The Border	18	-	18	-
Corner Bakery	3	-	3	-
Rockfish	22	1	23	4-6
	262	9	271	24-30

Total Units:
Chili's	921	23	944	88-96
Macaroni Grill	207	6	213	20-23
Maggiano's	28	-	28	3-4
On The Border	132	-	132	4-5
Cozymel's	16	(16)	-	-
Corner Bakery	89	1	90	5-8
Big Bowl	19	1	20	2-3
Rockfish	22	1	23	4-6
	1,434	16	1,450	126-145